UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

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HAWAIIAN ELECTRIC INDUSTRIES, INC. · PO BOX 730 · HONOLULU, HI 96808-0730 April 29, 2015 Dear Fellow HEI Shareholder: HEI’s special meeting of shareholders, which is scheduled for Tuesday, May 12, 2015 and relates to the proposed merger with NextEra Energy, is fast approaching. Your vote is very important, and our records show you have not yet voted. Please take a moment to vote today. Votes may be submitted by phone, online or by mail and must be received before May 12th. The enclosed form explains how to submit your vote. The HEI Board of Directors unanimously recommends that you vote “FOR” the proposed merger with NextEra Energy, the nation’s leading clean energy company. The HEI Board strongly believes that the merger with NextEra Energy and the spin-off of ASB Hawaii provide significant value for HEI shareholders. If the merger with NextEra Energy and the spin-off of ASB Hawaii are completed, for each HEI share you own at that time, you will be entitled to receive (i) 0.2413 shares of NextEra Energy common stock; (ii) 1/3 of a share of ASB Hawaii (the parent company of American Savings Bank); and (iii) a special cash dividend of $0.50 per share of HEI common stock, with a combined estimated value of $33.85 as of April 24, 2015 (please see the enclosed chart). Both NextEra Energy and ASB Hawaii are well positioned for strong growth: NextEra Energy has a strong record of growing share value and dividends to shareholders, and is poised for continued growth. Over the past 10 years, it has consistently grown dividends per share, and has achieved a 10-year total shareholder return of 300%. American Savings Bank will continue to be a leading bank in Hawai‘i with solid profitability and a history of high performance. ASB Hawaii intends to pay attractive dividends that are expected to grow over time. Approval by 75% of HEI’s outstanding shares is required to approve the merger, so every share counts. Your vote is essential to ensure that HEI shareholders, customers and the state of Hawai‘i receive the benefits of the merger. Please vote today. Thank you for your continued support of our companies. We hope you share our excitement about what the proposed merger and spin-off mean for you, our valued shareholders, and for Hawai‘i’s clean energy future. Mahalo, Constance H. Lau President and Chief Executive Officer Hawaiian Electric Industries, Inc.

Frequently Asked Questions What are shareholders being asked to vote on at the special shareholder meeting? • Shareholders are being asked to vote on the following: 1) To approve the merger agreement between HEI and NextEra Energy. 2) To approve, on an advisory basis, the merger-related compensation payable to HEI’s named executive officers. 3) To adjourn the meeting if the board thinks it is necessary to solicit additional votes. • The HEI Board recommends a vote “FOR” each proposal. What is the estimated combined value of these three components? What will happen to my HEI shares if the merger with NextEra Energy and the spin-off of American Savings Bank are completed? * Note that any fractional shares will be paid in cash. STOCK 1 2 STOCK 3 CASH $0.50 special cash dividend 1/3 of a share of ASB Hawaii common stock .2413 shares of NextEra Energy common stock 1 share of HEI common stock will turn into: Illustrative Value* as of 4/24/15: NOTE: Stock prices fluctuate, so the actual value of the stock portions of this amount may differ at the time the merger and spin-off are completed.

What does this mean for my dividends? • Until the transaction closes, the HEI Board will continue to decide the dividends for HEI shares. HEI has maintained the same annual dividend of $1.24 per share for the past 17 years. • If the merger is completed, upon final board approval HEI will pay a special additional cash dividend of $0.50 per share. This one-time special cash dividend provides an upfront payment to offset the potential short-term difference between the HEI dividend per share and the sum of the estimated dividends from NextEra Energy common stock and ASB Hawaii common stock. • While there can be no guarantee, both NextEra Energy and ASB Hawaii expect dividend growth in the subsequent years. HEI annual dividend per share Illustrative annual dividend per share in 2016 (assumes transaction completed in 2015) $1.50 One-time special cash dividend (at completion of transaction) $1.24 $0.50 Potential dividend on 1/3 of a share of ASB Hawaii in 2016 (estimate as of 4/24/15; assumes 35% dividend payout)1 $0.20 Potential dividend on 0.2413 shares of NextEra Energy common stock in 20162 (estimate as of 4/24/15) $0.80 Source: Equity research, FactSet and I/B/E/S 1) American Savings Bank 2016 EPS is based on the median of equity research; includes $0.06 increase from regaining small bank exemption from certain regulatory fee caps (based on past income); dividend payout of 35% reflects the midpoint of 30%-40% payout range. Actual dividends on ASB Hawaii stock will be subject to the discretion of the ASB Hawaii board of directors and bank regulators and ASB Hawaii’s future financial performance. 2) Assumes 0.2413 exchange ratio; NextEra Energy DPS are estimated projections based on I/B/E/S consensus median estimates. Actual dividends on NextEra Energy common stock will be subject to the discretion of the NextEra Energy board of directors and NextEra Energy’s future financial performance. What is NextEra Energy’s history of dividends and share value growth? • NextEra Energy has a strong record of growing share value and dividends to shareholders. While no assurances about future dividends can be given, NextEra Energy’s dividends have increased each year over the last 10 years by a compounded annual growth rate of approximately 8% and its total return to shareholders over that period was 300%. What about American Savings Bank? • American Savings Bank is a leading bank in Hawai‘i – it has a history of solid profitability and high performance. While no guarantees about future dividends can be given, as a stand-alone bank after the merger and spin-off, ASB Hawaii also intends to pay substantial dividends that are expected to grow over time. What will happen if the merger and bank spin-off are completed? • Hawaiian Electric will become a wholly owned subsidiary of NextEra Energy. • ASB Hawaii, the parent company of American Savings Bank, will become an independent publicly traded company. • You will own shares in both NextEra Energy and ASB Hawaii and will have received the special $0.50 cash dividend for each share of HEI common stock that you had owned.

Why is the ASB Hawaii component 1/3 of a share? • ASB Hawaii has decided that upon completion of the spin-off, it would prefer to have fewer shares outstanding than HEI and a higher trading price per share than it would have if it had more shares outstanding. Instead of issuing 1 ASB Hawaii share for each HEI share held, every HEI shareholder will receive 1/3 of an ASB Hawaii share for each HEI share held. As a result of issuing a smaller number of ASB Hawaii shares, we expect the trading price per share to be proportionately higher and, as a result, we expect that the aggregate value received will be the same as it would have been if 1 ASB Hawaii share were issued per HEI share held. • This will allow ASB Hawaii to have an estimated per share value closer to the range of stock prices for comparable publicly traded banks. Based on the median of analyst estimates as of April 24, 2015, 1/3 of a share of ASB Hawaii would have an estimated value of $8.00 and thus 1 share of ASB Hawaii would have an estimated value of $24.00. • Effectively, ASB Hawaii is merely adjusting the “denomination” price of a single share – similar to swapping two $10 bills for one $20 bill. No value in ASB Hawaii will be lost to HEI shareholders. Who is entitled to vote and attend the special shareholder meeting? • Shareholders who held shares of HEI stock on March 23, 2015, even if you sold after that time, should vote on the merger and related proposals and may attend the special meeting. What approvals are required for the merger and bank spin-off to be completed? • The merger is subject to approval by HEI shareholders and certain regulatory approvals, including approval by the Hawaii Public Utilities Commission. The spin-off of ASB Hawaii is a condition of the merger and is also subject to clearances by bank regulators. FORWARD LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “predict,” and “target” and other words and terms of similar meaning. Forward- looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. HEI cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in any forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed merger involving NEE and HEI, including future financial or operating results of NEE or HEI, NEE’s or HEI’s plans, objectives, expectations or intentions, the expected timing of completion of the transaction, the value, as of the completion of the merger or spin-off of HEI’s bank subsidiary or as of any other date in the future, of any consideration to be received in the merger or the spin-off in the form of stock or any other security, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by any such forward-looking statements include risks and uncertainties relating to: the risk that HEI may be unable to obtain shareholder approval for the merger or that NEE or HEI may be unable to obtain governmental and regulatory approvals required for the merger or the spin-off, or required governmental and regulatory approvals may delay the merger or the spin-off or result in the imposition of conditions that could cause the parties to abandon the transaction; the risk that a condition to closing of the merger or the completion of the spin-off may not be satisfied; the timing to consummate the proposed merger and the expected timing of the completion of the spin-off; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction, including the value of a potential tax basis step up, may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time and attention on merger and spin-off-related issues; general worldwide economic conditions and related uncertainties; the effect and timing of changes in laws or in governmental regulations (including environmental); fluctuations in trading prices of securities and in the financial results of NEE, HEI or any of their subsidiaries; the timing and extent of changes in interest rates, commodity prices and demand and market prices for electricity; and other factors discussed or referred to in the “Risk Factors” section of HEI’s or NEE’s most recent Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). Statements regarding the declaration and payment of dividends in the future are statements of expectations and plans; actual dividends may be declared and paid in different amounts or not at all, as an issuer’s common stock dividends are subject to the discretion of such issuer’s board of directors to declare such dividends, the receipt of any necessary regulatory approvals, the future financial performance of such issuer and applicable legal limitations on the payment of dividends. There is currently no public market for ASB Hawaii’s common stock and an active trading market for ASB Hawaii common stock may not develop as a result of the spin-off or may not be sustained in the future, and the market price for ASB Hawaii common stock may fluctuate widely. These risks, as well as other risks associated with the merger, are more fully discussed in the definitive proxy statement/prospectus that is included in the Registration Statement on Form S-4 that NEE has filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in HEI’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement and HEI undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. ADDITIONAL INFORMATION AND WHERE TO FIND IT. In connection with the proposed transaction between NEE and HEI, NEE filed with the SEC a registration statement on Form S-4 that includes a definitive proxy statement of HEI and that also constitutes a prospectus of NEE. The registration statement was declared effective by the SEC on March 26, 2015. HEI first mailed the definitive proxy statement/prospectus to its shareholders on March 30, 2015. HEI may also file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF HEI ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from HEI’s website (www.hei.com) under the tab “Investor Relations” and then under the heading “SEC Filings.” Additional information about the proposed transaction is available at www.forhawaiisfuture.com.